Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the 2017 Equity Incentive Plan of Matthews International Corporation and the 2019 Director Fee Plan of Matthews International Corporation of our reports dated November 20, 2018, with respect to the consolidated financial statements of Matthews International Corporation and the effectiveness of internal control over financial reporting of Matthews International Corporation included in its Annual Report (Form 10-K) for the year ended September 30, 2018, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Pittsburgh, Pennsylvania

May 3, 2019